NEWS RELEASE

    CONTACT:
    Karen L. Howard, Vice President and Interim Chief Financial Officer
    Phone:  716.689.5550
    KAREN.HOWARD@CMWORKS.COM

    FOR IMMEDIATE RELEASE

  Columbus McKinnon Corporation Commences Tender Offer and Consent Solicitation
                     For Senior Subordinated Notes Due 2008

Amherst, New York, August 5, 2005 - Columbus McKinnon Corporation ("Columbus McKinnon") (Nasdaq: CMCO) announced today that it has commenced a cash tender offer and consent solicitation for any and all of the $142,400,000 outstanding principal amount of its 8 1/2% Senior Subordinated Notes Due 2008 (CUSIP No. 199333AC9 and ISIN US199333AC95). The noteholder consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes.

The tender offer and consent solicitation is being made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal dated August 5, 2005. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on September 1, 2005, unless extended or earlier terminated. Noteholders who provide consents to the proposed amendments will receive a consent payment of $10.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on August 15, 2005, unless such date is extended. The total consideration to be paid for each note validly tendered prior to the Consent Date and accepted for purchase will be $1,016.67 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the payment date.

Columbus McKinnon intends to fund the tender offer and consent payments, and related costs, with proceeds from a private placement of senior subordinated notes together with other available funds. The new notes to be sold have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption therefrom.

The obligations to accept for purchase and to pay for notes in the tender offer are conditioned on, among other things, the consummation of the new offering of senior subordinated notes, the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, and the execution of a supplemental indenture to the indenture governing the notes.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (888) 628-1041 (US toll-free). Questions regarding the tender and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (US toll-free) or +1 (212) 325-7596.


                                     -more-

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Columbus McKinnon is a leading worldwide designer,  manufacturer and marketer of
material  handling  products,   systems  and  services,  which  efficiently  and
ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality
provided  by  its  superior  design  and  engineering  know-how.   Comprehensive
information   on   Columbus   McKinnon   is   available   on  its  web  site  at
HTTP://WWW.CMWORKS.COM.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to the 8 1/2% Senior Subordinated Notes Due 2008. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 5, 2005.

Safe Harbor Statement
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.